CONSULTING AGREEMENT

THIS AGREEMENT executed as of the 1ST day of April 2010 between GARB OIL & POWER (hereinafter Client) and Richard Pagano D/B/A BIZNET WORLDWIDE LLC (hereinafter "Consultant").

Referral sources that Consultant will be (hereinafter "Candidates")

WITNESETH:

WHEREAS, "Client" desires to obtain certain services and "Consultant" is willing to provide such services in accordance with the terms and conditions set forth below.

NOW THEREFORE, in consideration of mutual covenants and undertakings herein and in accordance with the terms and conditions establish a client/consultant relationship as described below:

Scope of Services Provided

1.2 Consultant will introduce to Client, Candidate(s) for business development opportunities, funding and identify possible candidates for acquisition or partner candidates.

1.3 Consultant will work with company on marketing programs and development of business plan

Payment of Services

Consultant will receive a retainer of 500,000 shares of the Client's common stock (the "Retainer"). The Retainer shall be paid to the Consultant within five (5) business days of the, execution of this agreement by both parties.

Client will pay Consultant a cash success fee equal to 10% of the total amount of cash received by the Client from a Candidate that the Consultant has referred to the Client for funding or services.

3.0 *Term*
3.1 The term of this agreement shall be for a 12 month period expiring March 31, 2011.

4. *Obligation to Company*

No Obligation to the Client to Enter Into Transactions or

after the date of this Consulting Agreement, shall be held and treated by the Consultant in confidence and shall not, without the express prior written consent of the Company, be disclosed or used by the Consultant, in whole or in part, other than as may be required by judicial or other similar legal process (by subpoena, court order, or similar process); provided, that, in the event of any such judicial or similar process the Company shall be given sufficient advance notice thereof to seek an appropriate protective order or other remedy if its so desires.

(b) For purposes of this Consulting Agreement, "Confidential Information" shall include, without limitation (i) any or all confidential, nonpublic, or proprietary information, whether written or oral, about the Company, its affiliates, or their respective business, operations, assets, (ii) all data, reports, and forecasts prepared for, or on behalf of, the Client; and (iii) all notes, analyses, compilations, studies, or other documents or records, whether prepared by the Consultant or others, which contain or otherwise reflect or are generated from such Confidential Information.

(c) The Consultant acknowledges that he is aware that federal and state securities laws generally prohibit persons with material non-public information about a client obtain directly or indirectly from that client from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable if such person is likely to purchase or sell such securities.

(d) Consultant agrees that any written materials or other work produced for the Client is the property of the Client. Upon termination of this Consulting Agreement, the Consultant shall promptly deliver all Confidential Information, including that information prepared for the Company.

9. ***Binding Effect.***

This Consulting Agreement shall inure to the benefit of, and shall be binding on, the parties hereto and their respective successors, assigns, and legal representatives, including any entity with which the Client may merge or consolidate or to which it may sell all or substantially all of its assets or equity securities.

10. Notices.

For purposes of this Consulting Agreement, all notices, demands, or other communications provided or given under this Consulting Agreement shall be in writing and shall be deemed given when delivered in person or when received by telephone, or one day after being sent by courier guaranteeing overnight delivery, or three days after being mailed by registered or certified first class mail, postage prepaid, return receipt requested, addressed as follows: (i) if to the Company, at its principal place of business as disclosed in the Company's filings with the Securities and Exchange Commission, and (ii) if to the Consultant, at the following address: 9291 NW 13th Place, Coral Springs, Florida, 33071 or as may be changed, in writing.

11. Severability

In any provision or provisions of this Consulting Agreement shall be declared I invalid or unenforceable, any such provision or provisions shall be deemed severed from the remainder of the provision or provisions contained herein which shall otherwise remain in full force and effect.

12. *Indemnification*

The Client and Consultant both hereby agrees to indemnify the other and to hold each other harmless to the maximum extent permitted by law against all claims, losses, liens, damages, liabilities, costs, charges and expenses incurred or sustained by the other in connection with (i) any misrepresentation of the other herein or breach of any covenant by the other party; and (ii) any such action, suit, claim or other proceeding, to which either is, or may be made, a party by reason of its being a party to and performing under this Consulting Agreement; provided, however, that any action, suit, claim or proceeding shall not be a result of either parties finally adjudicated negligence or willful misconduct.

13. Governing Law

This Consulting Agreement shall be governed and construed and enforced in accordance with the laws of the State of Florida.

The parties agree that they have full authority to sign document and if required will have approval of said Board of Directors.

This document shall be considered in full effect if transmitted via fax, E-mail; US Postal mail, Overnight services or Hand Delivered.

IN WITNESS WHEREOF, the parties here to have set their hands and seals as of the date first written above.

JOHN ROSSI
GARB OIL & POWER

Richard Papalco
Consultant

Joshua N[illegible]
Consultant